[RYDER SCOTT COMPANY LETTERHEAD]

Exhibit 23

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to: (a) the use of our reports setting forth our estimates of proved reserves and future revenues, as of December 31, for the years 2004, 2003 and 2002 to the interest of Apco Argentina Inc. in certain oil and gas properties; and (b) all references to our firm included in or made a part of Apoc Argentina Inc. Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ Ryder Scott Company L.P.

RYDER SCOTT COMPANY, L.P.
Houston, Texas
February 25, 2005